Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

November 28, 2023

The Board of Directors

Safe & Green Holdings Corp.
990 Biscayne Blvd

#501, Office 12

Miami, Florida 33132

Re:	Safe & Green Holdings Corp.—Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Safe & Green Holdings Corp. (formerly known as SG Blocks, Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable in connection with the Company’s Stock Incentive Plan, as amended and restated on January 30, 2017, as further amended by Amendment No. 1 thereto, dated June 1, 2018, Amendment No. 2 thereto, dated July 30, 2020, Amendment No. 3 thereto, dated August 18, 2021 and Amendment No. 4 thereto, dated October 5, 2023 (collectively, the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 5,000,000 Shares, when sold and issued in accordance with the provisions of the Plan and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

2.	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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